Exhibit 99.2

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Acquires Merck KGaA, Darmstadt, Germany’s Phosphorescent OLED Emitter Intellectual Property Assets and Enters into Multi-Year Collaboration Agreement

Ewing, New Jersey – May 3, 2023 - Universal Display Corporation (Nasdaq: OLED) (UDC), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, announced today that through its wholly-owned subsidiary UDC Ireland Limited, UDC has acquired the Phosphorescent OLED Emitter Intellectual Property (IP) assets of Merck KGaA, Darmstadt, Germany, a leading science and technology company. Representing more than 15 years of research and development, this portfolio has an average lifetime of 10 years and includes over 550 issued and pending patents around the world in 172 patent families. In addition, Universal Display Corporation and Merck KGaA, Darmstadt, Germany, entered into a new multi-year collaboration agreement that pertains to UDC’s leading-edge green and yellow phosphorescent emitters and Merck KGaA, Darmstadt, Germany’s state-of-the-art transport and host materials to create advanced PHOLED stacks.

“We are pleased to complement and boost our vast global IP framework with Merck KGaA, Darmstadt, Germany’s phosphorescent emitter patents and announce the extension and expansion of our OLED materials partnership,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display. “This strategic acquisition enhances our robust position in the OLED ecosystem. As the pioneer and leader in phosphorescent OLED technologies and materials, we are well situated to leverage Merck KGaA, Darmstadt, Germany’s discoveries into our extensive research and intellectual property portfolios.”

“This portfolio represents the culmination of years of research by distinguished scientists and we are pleased that UDC will incorporate our inventions into their worldwide patent portfolio and competencies,” said Dr. Gottfried Wastlbauer, Head of Global Marketing of Display Solutions at the Electronics business of Merck KGaA, Darmstadt, Germany. “We believe that our triplet emitter IP and know-how seamlessly fits into UDC’s comprehensive intellectual property library and that these assets will be well maximized in their research and development programs. The new partnership with UDC is a strategic move towards accelerating the growth of our OLED business. As a leading OLED material company, having access to UDC’s leading-edge emitters will benefit our development of transport materials and most importantly boost our capabilities to develop new host materials.”

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, a leading science and technology company, operates across life science, healthcare and electronics. More than 64,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From providing products and services that accelerate drug development and manufacturing as well as discovering unique ways to treat the most challenging diseases to enabling the intelligence of devices – the company is everywhere. In 2022, Merck KGaA, Darmstadt, Germany, generated sales of € 22.2 billion in 66 countries.

The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the business sectors of Merck KGaA, Darmstadt, Germany, operate as MilliporeSigma in life science, EMD Serono in healthcare and EMD Electronics in electronics. Since its founding in 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company. For more information about Merck KGaA, Darmstadt, Germany, visit www.emdgroup.com.

All Merck KGaA, Darmstadt, Germany, press releases are distributed by e-mail at the same time they become available on the EMD Group Website. In case you are a resident of the USA or Canada please go to www.emdgroup.com/subscribe to register for your online subscription of this service as our geo-targeting requires new links in the email. You may later change your selection or discontinue this service.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,500 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

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All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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